410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO-(March 15, 2016)-The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.21 per share of the Company’s Common Stock and $0.1575 per share of the Company’s Class B Stock.

The dividends declared today will be payable on June 3, 2016, to stockholders of record at the close of business on May 20, 2016. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for each of the last twelve years.

The Company expects to release earnings for its third quarter of fiscal 2016 after the close of the U.S. stock market on Tuesday June 7, 2016 and to host an earnings teleconference on Wednesday, June 8, 2016. Teleconference details will be communicated via web alert approximately one week prior to the call.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty, industrial and automotive markets and is a leading manufacturer of cat litter.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256